Exhibit 5.1

July 05, 2016

B.O.S Better Online Solutions Ltd.

20 Freiman Street

Rishon LeZion 75100

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to B.O.S. Better Online Solutions Ltd., an Israeli company (the "Company"), in connection with the Registration Statement on Form F-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the resale from time to time by the Selling Shareholders identified therein of up to a total of 390,420 Ordinary Shares of the Company, nominal value NIS 80.00, including (i) 43,897 Ordinary Shares of the Company, which were issued in a private placement pursuant to a Share Purchase Agreement, dated as of June 11, 2015, (ii) 2,608 Ordinary Shares, which were issued as compensation for Ms. Odelia Levanon (349 Ordinary Shares) and Mr. Yosi Lahad (2,259 Ordinary Shares) for their service on the Company's Board of Directors, ((i) and (ii) together, the "Registrable Issued Shares"); and (iii) 343,915 Ordinary Shares (the "SEDA Shares"), which may be issued under a Standby Equity Distribution Agreement (“SEDA”), dated as of February 17, 2015, between the Company and YA II PN, Ltd. (formerly YA Global Master SPV Ltd.)

In so acting, we have examined such originals or copies of corporate documents and have made such investigation of matters of fact and law as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion.

Based upon the foregoing, in reliance thereon and subject to the effectiveness of the Registration Statement under the Securities Act of 1933 (the “Act”), we are of the opinion that: (i) the Registrable Issued Shares, are duly authorized, validly issued, fully paid and nonassessable, and (ii) the SEDA Shares, upon issuance in accordance with the terms of the SEDA, shall be duly authorized, validly issued, fully paid and nonassessable.

The opinions set forth herein are further subject to the following:

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than Israel.  The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” in the related Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Amit, Pollak Matalon & Co.
Amit, Pollak, Matalon & Co.